UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 8, 2021

NCL CORPORATION LTD.

(Exact name of registrant as specified in its charter)

Bermuda	333-128780	20-0470163
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7665 Corporate Center Drive, Miami, Florida 33126

(Address of principal executive offices, and Zip Code)

(305) 436-4000

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of President and Chief Executive Officer, Oceania Cruises

On November 8, 2021, Norwegian Cruise Line Holdings Ltd. (the “Company”), which is the direct parent company of NCL Corporation Ltd., announced that Mr. Robert Binder, President and Chief Executive Officer, Oceania Cruises and Vice Chairman, Oceania Cruises and Regent, would be transitioning to a new advisory role as Vice Chairman, Norwegian Cruise Line Holdings Ltd., effective as of January 1, 2022. Simultaneously, the Company announced the appointment of Mr. Howard Sherman, age 53, as President and Chief Executive Officer, Oceania Cruises, effective as of January 1, 2022. There are no arrangements or understandings between Mr. Sherman and any other persons pursuant to which he was selected as an officer, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Mr. Sherman has served as Executive Vice President, Onboard Revenue and Destination Services of the Company since September 2016 and as Executive Vice President, Revenue Management from February 2015 until September 2016. Prior to the Company’s acquisition of Prestige Cruises International S. de R.L. (“Prestige”), Mr. Sherman held various roles at Prestige from 2003 to 2014 including Executive Vice President, Revenue Management and Chief Revenue Officer, Senior Vice President, Revenue Management and Vice President of Yield and Inventory Management. Mr. Sherman holds a Bachelor’s degree in Accounting from St. Thomas University.

Employment Agreement

In connection with his promotion, Mr. Sherman entered into a new employment agreement with a subsidiary of the Company, which will be effective as of January 1, 2022. Mr. Sherman’s employment agreement has an initial term from January 1, 2022 through December 31, 2022 (the “Expiration Date”), which will automatically renew on the Expiration Date and each anniversary of the Expiration Date thereafter for additional one-year terms unless either we or Mr. Sherman gives notice of non-renewal within sixty days prior to the end of the term. The material terms of the employment agreement are summarized below.

Base Salary and Bonus. Mr. Sherman will receive an annual base salary of $700,000, subject to annual review. Mr. Sherman will also be eligible for an annual bonus in an amount to be determined by the Compensation Committee of the Company.

Equity Awards. Mr. Sherman will be eligible to participate in the Company’s Amended and Restated 2013 Performance Incentive Plan (the “Plan”). Any grants made to Mr. Sherman under the Plan must be approved by the Compensation Committee of the Company.

Other Benefits. Mr. Sherman will be eligible to participate in the benefit plans and programs generally available to other similarly situated executives, including an executive medical plan. He will also be entitled to a $1,500 monthly car allowance and 5 weeks of vacation per year.

Severance Terms. If we terminate Mr. Sherman’s employment without cause, provide notice that his agreement shall not be extended or further extended, or Mr. Sherman terminates his employment for good reason, he will be entitled to receive: (i) a severance payment equal to two times his base salary then in effect, payable in substantially equal installments over a period of 12 months, (ii) payment of a pro-rata portion of any annual bonus actually earned for the year of termination and (iii) reimbursement of premiums to continue medical and dental.

Item 9.01     Financial Statements and Exhibits.

(d)Exhibits.

Exhibit Number	Description
10.1	Employment Agreement by and between Prestige Cruise Services LLC and Howard Sherman, entered into on November 8, 2021 and effective as of January 1, 2022
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, NCL Corporation Ltd. has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 8, 2021	NCL CORPORATION LTD.

	By:	/s/Daniel S. Farkas
Daniel S. Farkas
Executive Vice President, General Counsel and Assistant Secretary